UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2013

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Share Awards to Certain Named Executive Officers

On December 11, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of GT Advanced Technologies Inc. (the “Company”) awarded to certain of the Company’s named executive officers performance-based restricted stock unit awards under the Company’s 2011 Equity Incentive Plan. The following sets forth the number of shares subject to each of the awards for the applicable named executive officers:

Name	Performance-Based Restricted Stock Units

Thomas Gutierrez	152,068

Daniel Squiller	93,978

Richard Gaynor	50,122

Performance-Based Restricted Stock Unit Award

The performance-based restricted stock units (the “Performance RSUs”) vest based on the achievement of certain share performance goals that were established by the Compensation Committee as follows: (i) the vesting of 50% of the Performance RSUs shall  be subject to the achievement of certain operational goals in connection with the Company’s agreement with Apple Inc.; provided, however, that vesting shall occur on the later of December 31, 2014 or the date on which such goal is achieved and (ii) the vesting of 50% of the Performance RSUs shall be subject to the achievement of certain target revenue as established by the Compensation Committee at the meeting on December 11, 2013; provided, however, that vesting shall occur on December 31, 2015 if such target is achieved prior to such date.  To the extent that all or a portion of the Performance RSUs have not vested on January 1, 2016, all of the Performance RSUs shall expire on such date.

The terms of the Performance RSU agreements awarded to the applicable named executive officers provide that upon a termination of such executive officer’s employment by the Company without “Cause” (as defined in the Performance RSU agreement), or by the executive officer for “Good Reason” (as defined in the Performance RSU agreement), in each case within twelve months following a “Change in Control” (as defined in the Performance RSU agreement), all of the unvested Performance RSUs shall vest.

In addition, the terms of the Performance RSU agreements awarded to the applicable named executive officers provide that such awards may vest following the retirement of the applicable executive officer if (A) the sum of the total years of such executive officer’s service at the

Company plus his age is equal to (or greater than) 65, and (B) such executive officer (1) has at least 5 years of service at the Company and (2) is at least 60 years old and (3) the executive officer has signed a release satisfactory to the Company. In the event that the applicable executive officer has violated any non-compete, non-solicitation, non-disclosure or similar agreement he has entered into with the Company, upon such violation, the executive officer shall forfeit all unvested shares subject to the Performance RSU.

Fiscal Year 2013 Bonus Award

On December 11, 2013, the Compensation Committee approved a special bonus for certain of the Company’s executive officers, including certain of the named executive officers. The Compensation Committee took note of the fact that the Company’s short-term financial results had been negatively impacted by the redirection of resources necessary for the Company’s entry into the materials business.  Accordingly, the Compensation Committee determined that the financial goals necessary for payment under the 162(m) Plan are not likely to be met.

In making the determination to award a special bonus, the Compensation Committee considered the following factors: (i) the Company’s management was able to successfully execute on its goal of driving the adoption of sapphire materials in non-LED markets as evidenced by its recent agreement with Apple, (ii) the continued success of the Company in diversifying its current and future product base and applications and (iii) the increase in shareholder value that the Company’s stockholders benefited from during fiscal 2013.  The Committee believed that this performance and these strategic accomplishments exemplify the strength of the business model the management team has put in place and positions the Company to achieve positive results.

The Compensation Committee noted that given the challenges that all companies were facing in the solar and sapphire industries, the Company’s management was able to operate the business during the year and improve future prospects that resulted in a marked increase in shareholder value during the course of the year.  This was, ultimately, one of the key metrics of performance that the Compensation Committee wanted the Company’s management to focus on and that the results achieved warranted recognition.  The Compensation Committee noted that the Company’s price per share of common stock at the opening on the first day of fiscal 2013 was $3.18 and at the close on December 10, 2013, the price closed at $8.55, representing an approximately 169% increase in shareholder value.

In light of the foregoing performance and business execution, the Compensation Committee determined to award a special bonus to the following named executive officers’ in the amounts set forth opposite their names:

Name	Special Bonus Payment

Thomas Gutierrez	$1,250,000

Daniel Squiller	$772,500

Richard Gaynor	$412,000

David Keck	$386,250

The special bonus payment will be made to the foregoing named executive officers during the quarter ending December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: December 17, 2013	Hoil Kim
Vice President, Chief Administrative Officer
and General Counsel